Exhibit 15.2

31 Floor Tower B Far East International Plaza 317 Xian Xia Rd. Shanghai 200051 China Tel :8621 6235-1488 Fax : 8621 6235-1477 www.jadefountain.com
Shanda Games Limited
No. 1 Office Building
No. 690 Bibo Road
Pudong New Area
Shanghai, China 201203
May 25, 2011
Subject: Consent of Jade & Fountain PRC Lawyers
We hereby consent to the filing of this consent letter as an exhibit to the annual report on Form 20-F (the “Form 20-F”) of Shanda Games Limited (the “Company”) for the Company’s fiscal year ended December 31, 2010 to be filed with the U.S. Securities and Exchange Commission and to the reference to our firm under the headings “Risks Relating to Regulation of Our Business and to Our Structure”, “Government Regulations” and “Organizational Structure” in the Form 20-F.
Yours faithfully,
Jade & Fountain PRC Lawyers
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